Exhibit (a)(45)

FOR IMMEDIATE RELEASE

May 2, 2007

	Media Contacts:	Tad Hutcheson
678.254.7442
tad.hutcheson@airtran.com

Investor Contacts:
Jennifer Shotwell		Judy Graham-Weaver
Or Alan Miller		678.254.7448
Innisfree M&A Incorporated		judy.graham-weaver@airtran.com
212.750.5833

AirTran Airways Reports Strong Consumer Demand in Milwaukee

ORLANDO, Fla., May 2, 2007 – AirTran Airways, Inc., a subsidiary of AirTran Holdings, Inc., (NYSE: AAI), today reported the airline has experienced strong consumer demand on its Milwaukee routes over the past quarter.

Today, Midwest Airlines, a subsidiary of Midwest Air Group, Inc. (Amex: MEH), released information regarding the preference of frequent fliers to avoid AirTran Airways. While AirTran Airways has neither received a copy of the report nor a listing of questions and precise methodology used to compile the information, the results reported are in strong contrast to AirTran Airways’ first quarter performance.

During the first quarter, AirTran reported an all-time record number of passenger enplanements both on its system and out of Milwaukee.

In fact, the highest load factor market in its system during the first quarter was the Milwaukee-Fort Myers, Fla., market, which had a 93.7 percent load factor, an improvement of 11.4 points year-over-year. The Milwaukee to Orlando, Fla., market had a 90.1 percent load factor and increased 6.4 points year-over-year, and Milwaukee to Atlanta, Ga., had a 73.1percent load factor and was up 8.7 points year-over-year. During the first quarter of 2007, AirTran launched new service between Milwaukee and Tampa, Fla., which had a load factor of 72.9 percent. As a comparison, AirTran’s system load factor was 70.1 percent on a 20.5 percent increase in capacity.

“It is disappointing to us that Midwest management is manufacturing surveys of select frequent travelers instead of working with AirTran to create a world class low-cost airline that will provide value to shareholders, an increased number of flights and destinations to all of the traveling public as well as job security and advancement opportunities for employees,” stated Joe Leonard, AirTran Airways’ chairman and chief executive officer.

Midwest shareholders with questions about how to tender their shares may call AirTran’s

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AirTran Airways Reports Strong Consumer Demand in Milwaukee

Information Agent, Innisfree M&A Incorporated, toll-free at 877-456-3422. (Banks and Brokers may call collect at 212-750-5833).

AirTran Airways, a Fortune 1000 company and one of America’s largest low-fare airlines with more than 8,500 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

Financial and Legal Information

This document relates, in part, to the offer (the “Offer”) by AirTran Holdings, Inc., (“AirTran”) through its wholly-owned subsidiary, Galena Acquisition Corp. (“Galena”), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), (collectively the “Rights” and together, the “Midwest Shares”), for consideration consisting of a combination of cash and common stock, par value $0.001 per share (“AirTran Common Stock”), of AirTran having an aggregate value of $15.00 per share, comprised of $9.00 in cash and 0.5842 of a share of AirTran common stock.

The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on May 16, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction.

AirTran also has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the “Registration Statement”). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the “Prospectus”), and the related Letter of Transmittal, which also are exhibits to the Schedule TO.

AirTran has announced its intent to nominate Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach for election to the board of directors of Midwest. AirTran has filed a preliminary proxy statement with respect to the proposed transaction and/or nomination of persons for election to the board of directors of Midwest (the “Proxy Statement”). Investors and security holders are urged to read the Registration Statement and the Proxy Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information.

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AirTran Airways Reports Strong Consumer Demand in Milwaukee

Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO and the Proxy Statement and amendments and supplements to such respective documents at www.sec.gov. The Registration Statement, the Schedule TO and the Proxy Statement and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

AirTran and its wholly owned subsidiaries, Galena and AirTran New York, LLC and their respective directors and executive officers and each of Messrs. John Albertine, Jeffrey Erickson And Charles Kalmbach are participants in the solicitation of proxies from the shareholders of Midwest.

Information about the directors and executive officers of AirTran and their ownership of AirTran stock is set forth in the proxy statement for AirTran’s 2006 annual meeting of shareholders. Information about the directors and officers of Galena is set forth in Schedule II of the Offer to Exchange which is incorporated by reference in the Schedule TO, information with respect to the three nominees is set forth in Amendment No. 10 to the Schedule TO and, in each case, will be contained in the Proxy Statement to be mailed to the stockholders of Midwest. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement.

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